March 13, 2013

Bluerock Multifamily Growth REIT, Inc.

27777 Franklin Road

Suite 900

Southfield, MI 48034

Ladies and Gentlemen:

This letter confirms that Bluerock Real Estate, LLC (or one or more of its subsidiaries) will provide financial support to Bluerock Multifamily Growth REIT, Inc. (the Company) sufficient for it to satisfy its obligations and debt service requirements as they come due until at least March 14, 2014, and will satisfy, on a timely basis all liabilities and obligations of the Company that the Company is unable to satisfy when due from the date of this letter, through and including March 14, 2014.

Bluerock Real Estate, LLC is in management control of the affiliates that are lenders to the Company. Bluerock Real Estate, LLC has the authority to extend and will extend the notes beyond October 2, 2013.

Management of Bluerock Real Estate, LLC filed a registration statement to extend the primary offering of the Company to the earlier of April 13, 2013 or the date the SEC declares the registration statement for the follow-on offering effective. Bluerock Real Estate, LLC will fund expenses related to filing the registration statement if the Company is unable to satisfy those expenses as they come due.

The undersigned represent that Bluerock Real Estate, LLC (or one or more of its subsidiaries) has the ability to provide the necessary financial support to the Company to the extent and when deemed necessary by the Company and that there are no restrictions on Bluerock Real Estate, LLC (or one or more of its subsidiaries) to provide such support.

Very truly yours,

/s/ Ramin Kamfar

Ramin Kamfar

Bluerock Real Estate, LLC

Chief Executive Officer

27777 Franklin Road, Ste. 900 • Southfield, MI 48034 • Tel: 248.226-5700 • www.bluerockre.com  •